Exhibit 26

Date:	[_________]
To:	Delaware Project 6 L.L.C.

From:	[Dealer]

Re:	Prepaid Variable Share Forward Confirmation #2

The purpose of this communication (this “Master Confirmation”) is to set forth certain terms and conditions of a Transaction (the “Transaction”) that may be entered into hereunder between [_________] (“Dealer”) and Delaware Project 6 L.L.C. (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any Transaction shall be set forth in a supplemental confirmation substantially in the form of Schedule A hereto (the “Supplemental Confirmation”), with such modifications as to which Dealer and Counterparty mutually agree. This Master Confirmation and a Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement (as defined below).

1. This Master Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, the Transaction will be deemed to be a Share Forward Transaction.

2. This Master Confirmation and the Supplemental Confirmation form a part of, and are subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law, and US Dollars (“USD”) as the Termination Currency, (ii) the election that Multiple Transaction Payment Netting will not apply to the Transaction, (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and Dealer, with a “Threshold Amount” of USD 50,000,000, in the case of Counterparty, and, in the case of Counterparty, with the definition of “Specified Indebtedness” modified to include the Prior Forward Transactions (as defined below), the other transaction entered into pursuant to a Prepaid Variable Share Forward Confirmation between Dealer and Counterparty entered into on the date hereof (the “Other VPF Confirmation”) and the other transactions entered into pursuant to the Prepaid Variable Share Forward Confirmation #1 and the Prepaid Variable Share Forward Confirmation #2 on the date hereof between Counterparty and [_________] (the “Concurrent VPF Transactions”), and with a “Threshold Amount” of 3% of shareholders’ equity of Dealer’s ultimate parent, in the case of Dealer; provided that, (x) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof and (y) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay”, (v) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term will not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (vi) the other elections specified herein.

The Transaction shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained in the Agreement are incorporated into and shall govern this Master Confirmation and the Supplemental Confirmation, except as expressly modified herein. In the event of any inconsistency between this Master Confirmation, the Supplemental Confirmation the Agreement, the Equity Definitions and/or the 2006

Definitions, as the case may be, the following will prevail in the order of precedence indicated: (i) the Supplemental Confirmation, (ii) this Master Confirmation, (iii) the Equity Definitions, (iv) the 2006 Definitions and (v) the Agreement.

3. Set forth below are the terms and conditions that shall govern the Transactions.

General Terms:

Trade Date:	As specified in the Supplemental Confirmation.

Seller:	Counterparty

Buyer:	Dealer

Shares:	Shares of common stock of the Issuer

Issuer:	T-Mobile US, Inc. (Bloomberg ticker: TMUS US)

Maximum Number of Shares:	As specified in the Supplemental Confirmation.

Hedge Period:	As specified in the Supplemental Confirmation.

Prepayment:	Applicable.

Prepayment Amount:	As specified in the Supplemental Confirmation.

Prepayment Date:	As specified in the Supplemental Confirmation.

Variable Obligation:	Applicable.

Forward Floor Price:	As specified in the Supplemental Confirmation.

Forward Cap Price:	As specified in the Supplemental Confirmation.

Initial Share Price:	As specified in the Supplemental Confirmation.

Settlement Currency:	USD (all amounts shall be converted to the Settlement Currency in good faith and in a commercially reasonable manner by the Calculation Agent).

Exchange:	The Nasdaq Global Select Market

Related Exchange:	All Exchanges

Security Documents:	(i) The New York law governed security agreement executed on or about [_________] (the “Security Agreement”) and (ii) the “Control Agreement” (as defined in the Security Agreement, each as may be amended, amended and restated, restated, supplemented or otherwise modified from time to time (collectively, the “Security Documents”))

Collateral:	All of the assets and property of Counterparty over which a security interest is, or is purported to be, granted by the Security Documents, including the Collateral Shares and the Collateral Account.

Collateral Shares:	The Shares subject to a first priority, perfected security interest in favor of Dealer in accordance with the Security Documents.

Collateral Account:	The “Accounts” (as defined in the Security Agreement)

Transaction Documents:	The Agreement, this Master Confirmation, each Supplemental Confirmation, the Security Documents, the Intercreditor Agreement (as defined below), and each agreement, undertaking, notice, acknowledgement, consent or other document provided pursuant to or in respect of any of the foregoing documents and any other document designated in writing as a “Transaction Document” by Counterparty and Dealer, each as may be amended, supplemented or otherwise modified from time to time.

Intercreditor Agreement:	The Intercreditor Agreement dated on or about [_________] among Counterparty, Dealer, the other First Priority Secured Parties (as defined in the Intercreditor Agreement) referred to therein and Deutsche Telekom AG (“DT”) with respect to the Transaction and the other transactions referred to therein.

Valuation:

Valuation Date:	The last day of the Settlement Period for Cash Settlement.

Settlement Price:	Notwithstanding Section 7.3 of the Equity Definitions, the Settlement Price shall be the average of the Daily VWAPs for the Shares for each of the 20 Scheduled Trading Days commencing on, and including the first Exchange Business Day of the Settlement Period.

Settlement Period:	Each of the 20 Scheduled Trading Days commencing on and including the second Exchange Business Day following May 29, 2024.

Daily VWAP:	For any Exchange Business Day during the Settlement Period, the Daily VWAP shall be a price per Share equal to the volume-weighted average price per Share of the Shares as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TMUS <US.Equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Exchange Business Day; provided, however, that if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable judgment, manifestly erroneous, such Daily VWAP shall be as reasonably determined by the Calculation Agent using a volume-weighted average method to the extent practicable. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours. Notwithstanding the foregoing, if a Disrupted Day occurs during the Settlement Period, the Calculation Agent shall determine whether any such Disrupted Day (i) is a Disrupted Day in full, in which case the Daily VWAP for such Disrupted Day shall not be included for purposes of determining the Settlement Price, or (ii) is a Disrupted Day only in part, in which case the Daily VWAP for such Disrupted Day shall be determined by the Calculation Agent using a volume-weighted method based on transactions in the Shares on such Disrupted Day, taking into account the nature and duration of the relevant Market Disruption Event, and the Settlement Price shall be determined by the Calculation Agent based on an appropriately weighted average of the

Daily VWAPs during the Settlement Period instead of an arithmetic average. In addition, the Calculation Agent shall extend the Settlement Period by one Exchange Business Day for each day that is a Disrupted Day. If a Disrupted Day occurs during the Settlement Period and each of the eight immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such eighth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and may determine the Daily VWAP for such ninth Scheduled Trading Day using its good-faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate in its good faith and commercially reasonable judgment. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof but prior to the relevant Scheduled Trading Day, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in part.

Additional Termination Event:	Dealer’s receipt of a notice (a “DT Exercise Notice”) from DT that DT has exercised on the date of such DT Exercise Notice, any “Option Shares” outstanding under the SoftBank Floating Option (as defined below) following the occurrence of an “Early Settlement ATE” with respect to all Shares underlying the Other VPF Confirmation, the “Transaction” entered into pursuant to the Prepaid Variable Share Forward Confirmation #1 and each of the Prior Forward Transactions shall constitute an Additional Termination Event (an “Early Settlement ATE”) with respect to a corresponding portion of the Transaction hereunder, with Counterparty as the sole Affected Party and such portion of the Transaction as the sole Affected Transaction. Upon receipt of such DT Exercise Notice, Dealer shall designate the Scheduled Trading Day immediately following the date of receipt of such DT Exercise Notice as an Early Termination Date with respect to the Transaction. Notwithstanding anything to the contrary in the Agreement, the Payment Date in respect of such Additional Termination Event shall be one Currency Business Day following the date of settlement of the exercise of the SoftBank Floating Option referred to in such DT Exercise Notice. Any cash proceeds from any such exercise of the SoftBank Floating Option shall be applied by Counterparty to first pay the Early Termination Amount (if any). The “corresponding portion of the Transaction” referred to above shall be determined based upon the product of (x) the Number of Shares divided by the sum of (i) the Number of Shares and (ii) the total “Number of Shares” under the Concurrent VPF Transaction entered into pursuant to the Prepaid Variable Share Forward Confirmation #2 multiplied by (y) the number of shares specified in such DT Exercise Notice.

Unless the parties have agreed to other arrangements satisfactory to Dealer, in its sole discretion, on or prior to the Currency Business Day immediately following the date of any DT Exercise Notice, Counterparty shall pay to Dealer an amount, in USD, equal to the Preliminary Payment Amount described below. Notwithstanding the foregoing, Counterparty shall have until the third Currency Business Day immediately following the date of any DT Exercise Notice to pay the Preliminary Payment

Amount if Counterparty shall, on or prior to the Currency Business Day immediately following the date of such DT Exercise Notice, have delivered a guarantee by SoftBank (as defined below) in form and substance satisfactory to Dealer of Counterparty’s obligations to pay the Preliminary Payment Amount on or prior to such third Currency Business Day. In calculating the Early Termination Amount applicable to the Transaction, Dealer shall take into account the Preliminary Payment Amount. The parties agree that Counterparty’s failure to pay the Preliminary Payment Amount when due shall immediately constitute an Event of Default under the Agreement with respect to Counterparty.

Preliminary Payment Amount:	If DT has indicated that it will pay the relevant “Exercise Price” in cash:

1.  if the average of the Daily VWAPs for the Shares for the 20 Valid Days ending on the date of such DT Exercise Notice (the “20-Day Trailing VWAP”), as determined by the Calculation Agent, is below the Forward Floor Price, an amount, determined by the Calculation Agent, equal to the product of (i) (x) an amount equal to (I) the product of the Applicable Percentage (determined as set forth in Schedule B) and (II) the closing price of the Shares on the Exchange on the date of the relevant DT Exercise Notice (the “Spot Price”) plus (y) the excess, if any, of the Spot Price over the 20-Day Trailing VWAP, and (ii) the Number of Shares.

2.  If the 20-Day Trailing VWAP is at or above the Forward Floor Price, an amount, determined by the Calculation Agent, equal to the product of (i) an amount equal to (x) the product of the Applicable Percentage (determined as set forth in Schedule B) and (y) the Spot Price and (ii) the Number of Shares.

If DT has indicated that it will pay the relevant “Exercise Price” in DT shares: An amount equal to 110% of Dealer’s estimate of the Early Termination Amount that would be applicable to the Transaction in the absence of such payment.

Dealer shall notify Counterparty of the Preliminary Payment Amount on the date of the relevant DT Exercise Notice.

Valid Day:	A Scheduled Trading Day that is not a Disrupted Day.

Estimated Payment Following an Event of Default (other than an Event of Default described in Section 5(a)(vii) with respect to Counterparty) or Termination Event (other than an
Early Settlement ATE):	Within one Currency Business Day following the designation by Dealer of an Early Termination Date with respect to an Event of Default (other than an Event of Default described in Section 5(a)(vii) with respect to Counterparty) or a Termination Event (other than an Early Settlement ATE), Counterparty shall pay to Dealer an amount, in USD, equal to 110% of Dealer’s estimate of the Early Termination Amount (the “Cure Payment Amount”) that would be applicable to the Transaction in the absence of such payment; provided, however, that Counterparty shall have until the third Currency Business Day following such designation to pay the Cure Payment Amount if Counterparty shall, on or prior to the

Currency Business Day immediately following the date of such designation, have delivered a guarantee by SoftBank in form and substance satisfactory to Dealer of Counterparty’s obligations to pay the Cure Payment Amount on or prior to such third Currency Business Day. Dealer agrees to notify Counterparty of the amount of the Cure Payment Amount on the Early Termination Date. In calculating the Early Termination Amount applicable to the Transaction, Dealer shall take into account the Cure Payment Amount.

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Equity Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with “at any time on any Scheduled Trading Day during the Hedge Period or that would otherwise be a Valuation Date”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Disrupted Day:	Without limiting the generality of Section 6.4 of the Equity Definitions, any Scheduled Trading Day on which a Regulatory Disruption occurs shall also constitute a Disrupted Day.

Regulatory Disruption:	In the event that Dealer concludes, in its good faith and reasonable judgment, based on the advice of counsel, that it is advisable with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and provided that any such voluntarily adopted policies or procedures have been adopted by Dealer in good faith and are generally applicable to transactions of the same type as the Transactions and applied in a consistent and non-discriminatory manner), for it or its affiliate or agents to refrain from effecting transactions with respect to Shares on any Scheduled Trading Day or Days in a manner that impacts maintaining, establishing or unwinding a commercially reasonable hedge position, Dealer may deem that a Market Disruption Event has occurred on such Scheduled Trading Day or Days and shall notify Counterparty in writing as soon as practicable (but in any event within one Scheduled Trading Day) that a Regulatory Disruption has occurred on such Scheduled Trading Day or Days and so long as such notification is permitted in accordance with Rule 10b5-1 and all legal, regulatory and self-regulatory requirements and related policies and procedures applicable to Dealer, the reasons for such Regulatory Disruption; provided that Dealer shall not be obligated to disclose any proprietary or confidential models or any other confidential or proprietary information, in each case, used by it for such determination.

Settlement Terms:

Settlement Method Election:	Applicable; provided that (i) Counterparty may elect Physical Settlement no later than the Settlement Method Election Date and (ii) it shall be a condition to such election that (a) the Shares are regularly traded on a domestic established securities market for purposes of United States Treasury Regulations § 1.1445-2(c)(2) on the Settlement Date and (b)

Counterparty delivers a written notice of such election to Dealer (a “Settlement Election Notice”) no later than the Settlement Method Election Date, which Settlement Election Notice shall be deemed to be a representation that, as of the date thereof, Counterparty is not in possession of any material non-public information with respect to the Issuer or the Shares.

Electing Party:	Counterparty, subject to the conditions set forth above.

Settlement Method Election Date:	The Scheduled Trading Day immediately prior to the first day of the Settlement Period for Cash Settlement.

Default Settlement Method:	Cash Settlement

Number of Shares to be Delivered:	As provided in Section 9.5 of the Equity Definitions.

Settlement Date:	As provided in Section 9.4 of the Equity Definitions.

Delivery of Forward Posting Amount:	By 5:00 p.m., New York City time, on the second Scheduled Trading Day immediately prior to the first day of the Settlement Period for the Transaction (or, if such date is not a Currency Business Day, the next following Currency Business Day, the “Cash Settlement Posting Date”) in connection with any Cash Settlement, Counterparty shall deposit in the Collateral Account the Forward Posting Amount. The parties agree that Counterparty’s failure to deposit the Forward Posting Amount when due shall immediately constitute an Event of Default under the Agreement with respect to Counterparty.

Forward Posting Amount:	If Counterparty does not validly elect Physical Settlement, an amount, as determined by the Calculation Agent, equal to 110% of the product of (A) the Number of Shares and (B) the VWAP Price of the Shares on the Exchange Business Day immediately preceding the Cash Settlement Posting Date; provided that such Forward Posting Amount shall be reduced by an amount equal to the amount of any cash which, on the Cash Settlement Posting Date, is recorded in the Collateral Account.

Forward Cash Settlement Amount:	The product of (A) the Number of Shares to be Delivered for the Transaction and (B) the Settlement Price for the Transaction.

Cash Settlement Payment Date:	The date that is one Settlement Cycle following the Valuation Date (or, if such date is not an Exchange Business Day, the next following Exchange Business Day).

Unless Counterparty satisfies Counterparty’s obligations to pay the Forward Cash Settlement Amount owed to Dealer on or prior to 10:00 a.m. New York City time on the Cash Settlement Payment Date, Dealer shall transfer an amount of cash in the Collateral Account equal to such amount, as notified by Dealer, on the date that such payment is due, to an account designated by Dealer, and Dealer agrees to apply such cash to satisfy Counterparty’s cash payment obligations under the Transaction to the extent of such amount transferred, and Dealer shall hold such cash absolutely free from any claim or right of any kind and, to the extent permitted by law, Counterparty hereby waives all right of redemption, stay or appraisal with respect thereto; provided that in no event shall any transfer of cash pursuant to this provision be construed to waive or cure any breach by Counterparty of its obligations under the Transaction to the extent that such obligations are not satisfied thereby.

Share Adjustments:

In respect of any Transaction:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that the Equity Definitions shall be amended by (i) replacing the words “a diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances in the case of 11.2(c)) and 11.2(e)(vii) with the words “a material economic” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii) and (ii) adding the parenthetical “(including, for the avoidance of doubt, so as to impose an obligation on, or limit or eliminate an obligation of, Counterparty to make a payment or delivery)” immediately following the word “Transaction” in the seventeenth line of Section 11.2(c).

Extraordinary Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions and other than a Relevant Dividend.

Relevant Dividend:	A cash dividend (whether or not extraordinary) in respect of the Shares in relation to which the date that the Shares have commenced trading ex-dividend on the Exchange (the “Ex-Dividend Date”) occurs in the period (the “Dividend Period”) from, but excluding the Trade Date to, and including, the Valuation Date.

Dividend Amount:	In respect of a Relevant Dividend, on the relevant Dividend Amount Payment Date, Counterparty shall pay to Dealer an amount equal to the product of (a) the Actual Dividend Amount and (b) the Prevailing Delta, where:

(x) the “Actual Dividend Amount” means, in respect of a Relevant Dividend, the cash dividend per Share paid by the Issuer that would be received by Dealer had Dealer been the beneficial owner in respect of the Shares.

“Prevailing Delta” means, in respect of a Relevant Dividend and the Transaction, the number of Shares that Dealer and/or its affiliates, as applicable, theoretically would be short in order to hedge the equity price risk (including, but not limited to, stock price and volatility risk) of the Transaction as of the Scheduled Closing Time of the Exchange on the Scheduled Trading Day immediately prior to the Ex-Dividend Date for such Relevant Dividend, as determined by the Calculation Agent in its good faith and commercially reasonable judgment.

Dividend Amount Payment Date:	In respect of a Relevant Dividend, the date on which payment by the issuer of such dividend would be received by Dealer had dealer been the beneficial owner in respect of the Shares. The parties acknowledge that a Dividend Amount Payment Date could occur after the Cash Settlement Payment Date for the Transaction.

Extraordinary Dividend Payment:	If at any time during the period from and including the Trade Date to and including the Valuation Date, an ex-dividend date for an Extraordinary Dividend occurs or is deemed to occur, then the Calculation Agent may make adjustments to the Forward Floor Price and/or the Forward Cap Price as it determines appropriate in its good faith and commercially reasonable judgment to account for the economic effect on the Transaction of such Extraordinary Dividend; provided that, if the Calculation Agent determines that no adjustment that it could make would produce a commercially reasonable result, it may notify Counterparty that the consequence shall be the termination of the Transaction, or a portion thereof, in which case Cancellation and Payment will be deemed to apply, Dealer shall be the sole Determining Party, and any payment to be made by Counterparty shall be calculated in accordance with Section 12.7 of the Equity Definitions. For the avoidance of doubt and without prejudice to Dealer’s rights and Counterparty’s obligations pursuant to the Security Agreement, Dealer shall have no payment or delivery obligation to Counterparty hereunder arising from any Extraordinary Dividend, including with respect to any Extraordinary Dividends on Collateral Shares, and the effect of such Extraordinary Dividend shall be accounted for solely through the adjustments made pursuant to this paragraph; provided that this sentence shall not impair any payment or delivery obligations of Dealer under the Security Agreement.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from the Equity Definitions, including, without limitation, from Sections 8.4(b) and 9.2(a)(iii) thereof.

Extraordinary Events:

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, The Nasdaq Global Market, or The Nasdaq Global Select Market (or their respective successors),”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Limitation on Certain Adjustments:	Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, Calculation Agent, in connection with the occurrence of any Potential Adjustment Event or Extraordinary Event, may make adjustments to the terms of the Transaction to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to any Transaction as a result of a Potential Adjustment Event or an Extraordinary Event; provided that no such adjustment shall increase the Number of Shares. Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of the Transaction, in which case an Additional Termination Event shall be deemed to have occurred, with the Transaction being the Affected Transaction and Counterparty being the sole Affected Party and Section 6 of the Agreement shall apply to such Affected Transaction.

Modified Calculation Agent Adjustment:	Each of Section 12.2(e) and Section 12.3(d) of the Equity Definitions is hereby amended by adding the phrase “and including, for the avoidance of doubt, so as to impose an obligation on, or limit or eliminate an obligation of, Counterparty to make a payment or delivery” immediately following the word “spread” in the parenthetical beginning on the third line thereof.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions, as amended hereby; provided that, in respect of an Announcement Event, references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by any entity of the completion of any Merger Event or Tender Offer, (ii) the public announcement by Issuer of the intention to enter into a Merger Event or Tender Offer or any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (iii) the public announcement by any entity other than Issuer of the intention to enter into a Merger Event or Tender Offer or any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, in each case that has a material economic effect on the market price of the Shares or options on the Shares (as determined by the Calculation Agent), (iv) the public announcement by Issuer or any of its agents of any acquisition where, if completed, the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”), (v) the public announcement by Issuer or any of its agents (as verified publicly by Issuer) of an intention of Issuer to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include a Merger Event, Tender Offer or Acquisition Transaction or (vi) any subsequent public announcement of a material change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii), (iii), (iv) or (v) of this sentence (including, without limitation, a new announcement by a party specified in clause (i), (ii),

(iii), (iv) or (v), whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention) (in each case, if such announcement is made by a third party (1) in connection with a proposed or contemplated transaction, relates to a transaction that is reasonably likely to be completed, which determination as to reasonable likelihood of completion may, where reasonable to do so based on the circumstances, be made by reference to, among other things, the effect of such public announcement on the market price of the Shares or options on the Shares, or (2) in connection with a withdrawal, abandonment or discontinuation of a transaction, relates to a transaction that, prior to such withdrawal, abandonment or discontinuation, was reasonably likely to be completed, as so determined); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention.

Composition of Combined
Consideration:	Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will, in its good faith, commercially reasonable judgment, determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(i) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”; (ii) adding the phrase “and/or Hedge Positions” after the word “Shares” in clause (X) thereof; (iii) adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date for purposes of establishing, maintaining or unwinding a commercially reasonable hedge position” immediately following the word “Transaction” in clause (X) thereof; and (iv) adding the words “provided that in the case of clause (Y) hereof, the consequences of such law, regulation or interpretation are generally applicable to transactions of the same type as the Transaction and applied in a consistent and non-discriminatory manner;” after the semi-colon in the last line; provided, further that (I) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made in good faith and in a reasonable manner without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (II) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”

(ii) Failure to Deliver:	Not Applicable.

(iii) Insolvency Filing:	Applicable.

(iv) Hedging Disruption:	Not Applicable.

(v) Increased Cost of Hedging:	Not Applicable.

(vi) Loss of Stock Borrow:	Not Applicable.

(vii) Increased Cost of Stock Borrow:	Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be replaced in its entirety as follows:

If “Increased Cost of Stock Borrow” is specified in the related Confirmation to be applicable to a Transaction, then upon the occurrence of such an event the Hedging Party will give prompt notice to the Non-Hedging Party that an Increased Cost of Stock Borrow has occurred and that either (i) the Non-Hedging Party will owe the Hedging Party an amount, as determined by the Calculation Agent, equal to such increased costs or (ii) if a Price Adjustment can be made to the Transaction that would, in the determination of the Calculation Agent, produce a commercially reasonable result, that such Price Adjustment will be made. The Non-Hedging Party shall, within two Scheduled Trading Days of receipt of the notice of Increased Cost of Stock Borrow and the amount of such increased costs owed and, if applicable, the relevant Price Adjustment, notify the Hedging Party that it elects to (i) agree to amend the relevant Transaction to take into account the Price Adjustment, if applicable, or (ii) pay the Hedging Party an amount equal to such increased costs. If such notice is not given by the end of that second Scheduled Trading Day (or if there is no Price Adjustment that can be made to the Transaction that would, in the determination of the Calculation Agent, produce a commercially reasonable result), then the Non-Hedging Party shall be deemed to have elected to pay the amount of such increased costs. Within this period, the Non-Hedging Party may, in order to avoid a Price Adjustment or an obligation to pay such increased costs, refer the Hedging Party to a Lending Party that lends the Hedging Party Shares in an amount equal to the Hedging Shares at a rate equal to or less than the Initial Stock Loan Rate.

Initial Stock Loan Rate:	As specified in the Supplemental Confirmation.

Hedging Party:	For all applicable events, Dealer

Determining Party:	For all applicable events, Dealer

Hedge Positions:	The definition of “Hedge Positions” in Section 13.2(b) of the Equity Definitions shall be amended by (i) inserting the words “, unwind, termination” after the words “entry into” and before the words “or maintenance” in the first line, and (ii) inserting the words “or any of its Affiliates” after the words “by a party” and before the words “in order to” in the third line. For the avoidance of doubt, when making any determination as “Hedging Party” or “Determining Party”, Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definition as if the Hedging Party or the Determining Party were the Calculation Agent.

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Payment Instructions:	As provided separately by the parties

4.

Calculation Agent: Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized, independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any adjustment, determination or calculation by the Calculation Agent or Determining Party hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent or the Determining Party, as the case may be, will promptly (but in any event within three Exchange Business Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation); provided that to the extent reasonably practicable, the Calculation Agent or Determining Party will use good faith efforts to give notice to Counterparty of any adjustment, determination or calculation that the Calculation Agent or Determining Party knows or anticipates will occur at or prior to the time such adjustment, determination or calculation occurs, it being understood that in no event will Dealer be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information. In connection with any such adjustment, determination or calculation, upon a reasonable request of Counterparty, Dealer shall provide such further explanation of any such report provided to Counterparty and, subject to the limitation noted above, such additional explanatory information and data as Counterparty may reasonably request.

5.	Representations, Warranties and Covenants:

(a) In connection with this Master Confirmation and any other documentation relating to the Agreement, each party to this Master Confirmation represents and acknowledges to each other party on the date hereof and on the Trade Date for the Transaction that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the United States Securities Act of 1933, as amended (the “Securities Act”) and is entering into the Transaction as principal and not for the benefit of any third party; and each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act, (C) it will purchase the Transaction for investment and not with a view to the distribution or resale thereof in a manner that would violate the Securities Act, and (D) the disposition of the Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws; and

(ii) it is an “eligible contract participant” as defined in Section 1a of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and the Supplemental Confirmation are subject to negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a of the CEA.

(b) Counterparty represents and warrants to, and agrees with, Dealer as of the date hereof, as of the Trade Date for the Transaction and as of the other times specified below, except as otherwise specified below, that:

(i) it is not entering into the Transaction Documents on the basis of, and is not aware of, any material nonpublic information concerning Issuer and/or the Shares;

(ii) it is not entering into the Transaction Documents (x) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable or exercisable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable or exercisable for Shares), (y) in anticipation of, in connection with, or to facilitate, a distribution of Shares, or any other securities of Issuer (or any security convertible into or exchangeable or exercisable for Shares) or any tender offer by it or any third-party for any Shares or any other securities of Issuer (or any security convertible into or exchangeable or exercisable for Shares) or (z) otherwise in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii) it is entering into the Transaction Documents in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and it has not entered into or altered any of its hedging transactions relating to the Shares corresponding to or offsetting the Transaction;

(iv) Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it is a Defaulting Party, notify a Designated Dealer Contact within one Scheduled Trading Day of its obtaining knowledge of such occurrence, and such notice will be deemed to contain a representation by Counterparty, in addition to any others set forth or stated in such notice, that the giving of such notice does not constitute the transmission of material non-public information with respect to the Issuer and/or the Shares and that such notice is being given in good faith pursuant to the Transaction Documents. This Section 5(b)(iv) shall not require Counterparty to disclose any information the disclosure of which may reasonably be deemed to be in violation of applicable law or any bona fide confidentiality obligation binding on it. “Designated Dealer Contact” means [_________] ([_________]).

(v) there is not pending or, to Counterparty’s knowledge, threatened against Counterparty, any action, suit or proceeding before any governmental authority or governmental official or any arbitrator that could reasonably be expected to affect the legality, validity or enforceability against Counterparty of the Transaction Documents or Counterparty’s ability to perform its obligations under the Transaction Documents;

(vi) as of the Trade Date, as of any date on which Counterparty makes any delivery of Collateral under the Transaction Documents, as of the date of payment of any Preliminary Payment Amount or Forward Posting Amount and as of any date on which Counterparty pays any Dividend Amount, (A)(x) the sum of Counterparty’s debts (including contingent liabilities) does not exceed the present fair saleable value of Counterparty’s present assets; (y) Counterparty’s capital is not unreasonably small in relation to the transactions contemplated by the Transaction Documents; and (z) Counterparty has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay them as they become due and (B) Counterparty is “solvent” within the meaning given to that term and similar terms under the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”) and Applicable Laws relating to fraudulent transfers and conveyances at the time such Transaction was consummated. For purposes of this Section 5(b)(vi), (I) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5) and (II) Applicable Law means any applicable federal, state, local or foreign law, rule, regulation, ordinance, code, directive, order, authorization or treaty of any governmental body and any relevant final administrative or judicial precedent interpreting or applying the foregoing;

(vii) it is capable of assessing the merits of and understanding the consequences of the Transaction (on Counterparty’s own behalf or through independent professional advice and Counterparty has taken independent legal advice in connection with the Transaction), and understands and accepts, the terms, conditions and risks of the Transaction. Counterparty is acting for its own account, and has made its own independent decision to enter into the Transaction and as to whether the Transaction is appropriate or proper based upon Counterparty’s own judgment and upon advice from such legal, tax, accounting or other advisors as Counterparty has deemed necessary. Counterparty is not relying on any communication (written or oral) from Dealer as tax, accounting or legal advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered to be tax, legal or accounting advice or a recommendation to enter into the Transaction. Any tax, legal or accounting advice or opinions of third party advisers which Dealer has provided to Counterparty in connection with the Transaction has been provided to Counterparty for informational or background purposes only, it is not the basis on which Counterparty enters into the Transaction and will be independently confirmed by Counterparty or Counterparty’s advisors prior to entering into the Transaction. No communication (written or oral) received from Dealer will be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(viii) Dealer is not acting as a fiduciary for or an adviser to Counterparty in respect of the Transaction;

(ix) none of the transactions contemplated by the Transaction Documents (including, without limitation, (A) any purchases or sales of Shares in connection with Dealer’s (or any of its affiliates’) hedging or hedge unwind activities with respect to the Transaction and (B) the settlement of the Transaction, whether by Cash Settlement, early termination or otherwise) will violate or conflict with, or result in a breach of, or constitute a default under (whether as a result of its characterization as a derivative product or otherwise) (1) any corporate policy of Issuer or other rules or regulations of Issuer (including, but not limited to, Issuer’s window period policy) binding on Counterparty, any stockholders’ agreement, lockup agreement, registration rights agreement, confidentiality agreement, co-sale agreement or any other agreement binding on Counterparty or affecting Counterparty or any of its assets (including, without limitation, the Shares) or (2) (x) the Second Amended and Restated Limited Liability Company Agreement of Counterparty entered into as of September 6, 2021 (the “Limited Liability Company Agreement”), (y) any agreement or instrument to which Counterparty is a party or by which Counterparty or any of its properties or assets is bound thereunder, or (z) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, Counterparty or Counterparty’s assets or properties;

(x) it is currently in compliance with its reporting obligations under the Exchange Act, if any, including under Sections 13(d) and (g) of the Exchange Act, with respect to the Shares. Counterparty shall comply with all reporting requirements under the Exchange Act, if any, applicable to the Transaction, including as required under Section 13(d) of the Exchange Act;

(xi) it is a limited liability company organized under the laws of the State of Delaware with the name set forth on the first page of this Master Confirmation;

(xii) no winding up order has been granted, no winding up petition has been presented to a competent court and no resolution has been passed for the appointment of a liquidating trustee at the time of or prior to the entry into of this Master Confirmation or the settlement of the Transaction;

(xiii) On each date (x) during the Settlement Period, (y) during any period following the date of delivery of a DT Exercise Notice in connection with an Early Settlement ATE and prior to the payment of all amounts due in connection therewith pursuant to Section 6 of the Agreement and (z) following the designation by Dealer of an Early Termination Date with respect to an Event of Default (other than an Event of Default described in Section 5(a)(vii) with respect to Counterparty) or a Termination Event (other than an Early Settlement ATE) and prior to the payment of all amounts due in connection therewith pursuant to Section 6 of the Agreement (the period described in these clauses (y) and (z), the “Restricted Period”, Counterparty will not, and will not permit SoftBank Group Corp. (“SoftBank”) or any of its subsidiaries (other than (i) SoftBank Vision Fund or (ii) Fortress Investment Group LLC (“Fortress”) (and any person controlled by Fortress, in each case so long as no such person is controlled by any SoftBank Group Entity (as defined below) (it being understood that no such person is currently Controlled by SoftBank) and so long as no officer, employee or director of SoftBank shall participate in the investment decisions of such person) as long as any such transaction involving SoftBank Vision Fund or Fortress does not relate to Shares that have been contributed, directly or indirectly, to SoftBank Vision Fund or Fortress by SoftBank) (each, a “SoftBank Group Entity”) to, other than through Dealer or with the prior written consent of Dealer, directly or indirectly (including, without limitation, by means of a derivative instrument):

(I) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest), listed contracts on the Shares or any security convertible into or exercisable or exchangeable for the Shares, whether any such transaction described above is to be settled by delivery of Shares or such other securities, in cash or otherwise; or

(II) except with respect to (i) the grant of pledges of Shares to Dealer and to [_________] in connection with other prepaid variable share forward transactions entered into pursuant to the Other VPF Confirmation and the Concurrent VPF Transactions or to a “Dealer” as defined in the relevant Prior Forward Transaction, or any sale, disposition or transfer of Counterparty’s pledged Shares in connection with any enforcement action or foreclosure or exercise of other rights by Dealer or [_________] or by a “Dealer” as defined in the relevant Prior Forward Transaction under any provision in such Concurrent VPF Transactions or Prior Forward Transactions, as applicable, including any foreclosure sale, disposition or transfer directed by a security agent under such Concurrent VPF Transactions or Prior Forward Transactions, (ii) any sale, disposition or transfer of any SoftBank Group Entity’s pledged Shares in connection with any enforcement action or foreclosure or exercise of other rights by a dealer in any derivative transaction not existing on the date hereof, provided that such SoftBank Group Entity reasonably expects that such entities will not hedge exposure to such pledged Shares during the Restricted Period or the Settlement Period and (iii) any sale of Shares in connection with the exercise of DT’s call option, issued on June 22, 2020 by SoftBank Group Capital Ltd, a private limited company incorporated in England and Wales and thereafter assigned to Counterparty, to DT (as in effect on the date hereof, the “SoftBank Floating Option”) that do not trigger a DT Exercise Notice or the SB-Newco Call Option, issued on June 22, 2020, in each case as amended from time to time (the “SB-Newco Call Option” and together with the SoftBank Floating Option, the “SoftBank Options”), (iii)(a) the maintenance or grant of additional or new pledges of the Shares to one or more lenders for the purpose of securing outstanding, upsized, amended or new loans to any SoftBank Group Entity, provided that such SoftBank Group Entity reasonably expects that such entities will not hedge their exposure to such pledged Shares during the Settlement Period or, with respect to any transaction not existing on the date hereof, the Restricted Period and provided that such transactions are not prohibited under the terms of the Term Margin Loan Agreement (as defined below) as in effect on the date hereof or (b) any sale, disposition or transfer of any SoftBank Group Entity’s pledged Shares in connection with any enforcement action or foreclosure or exercise of other rights by such entities following an event of default, (x) offer, pledge, sell, contract to sell, sell any call option or other right or warrant to purchase, purchase any put option, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for

Shares, or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in this clause (II) is to be settled by delivery of Shares or such other securities, in cash or otherwise.

Without limitation of the foregoing, except for the Concurrent VPF Transactions and the Prior Forward Transactions, Counterparty has not and will not enter into agreements for any structured share purchase or sale transactions where any initial hedge period, calculation period, relevant period, expiration period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period, expiration period or settlement valuation period as provided in the relevant agreements) with the Settlement Period or any portion thereof. In the event that the initial hedge period, relevant period, calculation period, expiration period or settlement valuation period in any other similar transaction overlaps with the Settlement Period or any portion thereof as a result of any postponement of a Valuation Date pursuant to “Valuation Date” above, as the case may be, Counterparty shall promptly amend such transaction to avoid any such overlap;

“SoftBank Vision Fund” means (a) SoftBank Vision Fund L.P., (b) SoftBank Vision Fund II-2 L.P., (c) any controlled Affiliate of (a) or (b) and any alternative investment vehicle or similar entity established in relation to (a) or (b), and (d) any Subsidiary of SoftBank Vision Fund L.P. and SoftBank Vision Fund II-2 L.P. (and any successor fund to SoftBank Vision Fund).

(xiv) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”;

(xv) Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof;

(xvi) Counterparty has been represented and advised by Sullivan & Cromwell LLP in connection with the review, negotiation and execution of the Transaction Documents;

(xvii) Counterparty shall not, and shall not permit its affiliates to, use any proceeds from the Transaction, whether directly or indirectly, in violation of Regulation T, Regulation U or Regulation X, in each case issued by the United States Federal Reserve Board;

(xviii) (A) During the three months preceding the Trade Date and the Hedge Period Start Date neither Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) has sold or hedged (through swaps, options, short sales or otherwise) any long position in any Shares or pledged, or defaulted in, an obligation secured by a pledge of any Shares (or, in either case, security entitlements in respect thereof) and (B) until the earlier of (x) the Cutoff Date, and (y) date that Dealer (or its affiliate) shall have sold the full Number of Shares for the Transaction in accordance with the Interpretive Letters (as defined below), neither Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) will sell or hedge (through swaps, options, short sales or otherwise) any long position in any Shares or will pledge or permit a default in an obligation secured by a pledge of any Shares (or, in either case, security entitlements in respect thereof), other than pursuant to (1) this Transaction, (2) the transaction under the Other VPF Confirmation, (3) the Concurrent VPF Transactions and (4) exercises of the SoftBank Options (as defined below) (the “Options Exercises”), Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Dealer (or an affiliate of Dealer) may effect in establishing Dealer’s initial Hedge Position. Except as provided herein, Counterparty has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of Shares that Dealer (or an affiliate of Dealer) may effect in establishing Dealer’s initial Hedge Position. Counterparty does not know that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144 under the Securities Act. For the purposes of this paragraph, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares;

(xix) Counterparty is not registered and, after giving effect to the Transaction contemplated by the Transaction Documents, will not be required to register, as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended. During the term of the Transaction, Counterparty will not take any action that would cause Counterparty to become required to, or otherwise permit Counterparty to become required to, register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(xx) all consents, orders, approvals, and other authorisations, whether governmental, corporate or other, necessary to be obtained by Counterparty for the Transaction have been obtained or made and are in full force and effect and all disclosures required by applicable law or regulation to be made in connection with the Transaction, including, without limitation, the Shares, have been made or will be timely made;

(xxi) it is aware of its obligations under the United States Federal securities laws in respect of the Shares, including, without limitation, under Sections 9 and 10(b) of the Exchange Act and the rules and regulations thereunder and during the term of the Transaction will comply in all material respects with those obligations applicable to the Shares;

(xxii) Counterparty will, not later than the Trade Date, transmit a Form 144 for filing with the Securities and Exchange Commission, all in the manner contemplated by Rule 144(h) under the Securities Act, in the appropriate form attached hereto as Annex A with respect to the Transaction;

(xxiii) it was formed on May 22, 2020 and has no subsidiaries;

(xxiv) it has not engaged in any activities or transactions, incurred any liabilities or acquired any property or other assets, other than in connection with (A) its formation and initial capitalization, (B) that certain Margin Loan Agreement, dated September 8, 2021, among Counterparty, JPMorgan Chase Bank, N.A., London Branch (“JPM London Branch”), as Facility Agent, Goldman Sachs International Bank (“GS”) and JPM London Branch, as Joint Calculation Agents, and the Lenders party thereto (the “Term Margin Loan Agreement”) and the “Finance Documents” thereunder, (C) that certain Bridge Margin Loan Agreement, dated September 8, 2021, among Counterparty, JPM London Branch, as Facility Agent, GS and JPM London Branch, as Joint Calculation Agents, and the Lenders party thereto and the “Finance Documents” thereunder (the “Bridge Margin Loan Agreement”), (D) that certain Margin Loan Agreement, dated July 27, 2020, among Counterparty, Citibank, N.A., as Facility Agent, the Joint Calculation Agents listed therein and the Lenders party thereto (the “Prior Margin Loan Agreement”) and the “Finance Documents” thereunder, (E) the transactions contemplated by the Transaction Documents hereunder, (F) the transactions contemplated by the “Transaction Documents” under the Concurrent VPF Transactions and the Other VPF Confirmation, (G) the transactions contemplated by the “Transaction Documents” under the prepaid variable share forward transactions entered into on September 8, 2021 between Counterparty and JPMorgan Chase Bank, N.A., New York Branch pursuant to documentation substantially similar to this Master Confirmation, (H) the transactions contemplated by the “Transaction Documents” under the prepaid variable share forward transactions entered into on September 8, 2021 between Counterparty and Goldman Sachs Bank USA pursuant to documentation substantially similar to this Master Confirmation (items (G) and (H), the “Prior Forward Transactions”) and (H) certain intercompany transactions related to the Options Exercises including the sale and transfer of the 225,000,000 registered shares of DT (the “DT Shares”) issued to Counterparty as consideration paid by DT pursuant to the Options Exercises and related intercompany funding arrangements delivering proceeds of equity derivative transactions in respect of the DT Shares entered into by such affiliate;

(xxv) the Bridge Margin Loan Agreement and any “Finance Documents” thereunder and the Prior Margin Loan Agreement and any “Finance Documents” thereunder have been terminated in full;

(xxvi) as of the Trade Date it is not, and as of the Hedge Period Start Date it will not be, in violation of the Limited Liability Company Agreement, or in default in the performance or observance of any material obligation, agreement, covenant or condition, contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties is bound;

(xxvii) so long as any Relevant Secured Obligation (as defined in the Security Documents) is outstanding, Counterparty will not amend the Limited Liability Company Agreement from the form previously provided to Dealer or fail to comply with any of the “Special Purpose Provisions” (as defined therein);

(xxviii) neither it nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) is on the Trade Date for the Transaction, or will become during the term of any Transaction hereunder, an “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) of the Issuer;

(xxix) Counterparty represents and warrants that neither it nor any of its subsidiaries has applied, and neither it nor any of its subsidiaries shall until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (i) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (ii) (A) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty or any of its subsidiaries comply with any requirement not to, or otherwise agree, attest, certify or warrant that it or any of its subsidiaries has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that neither it nor any of its subsidiaries has, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (B) where the terms of the Transaction would cause Counterparty or any of its subsidiaries under any circumstances to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (x) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (y) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects). Counterparty further represents and warrants that no amounts payable hereunder are being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects); and

(xxx) Within one Scheduled Trading Day of the Prepayment Notice Cutoff Date, as specified in the Supplemental Confirmation, Counterparty shall provide Dealer with a copy of the notice of partial prepayment of the Loan (as defined in the Term Margin Loan Agreement) delivered to each Lender (as defined in the Term Margin Loan Agreement) pursuant to Clause 7.3 of the Term Margin Loan Agreement

(which shall comply with the requirements of Clause 13.5(C) of the Term Margin Loan Agreement) indicating that such prepayment will be made on the fifth Currency Business Day (as defined in the Term Margin Loan Agreement) following the delivery of such notice (such notice, a “Notice of Prepayment”, and the prepayment date set forth therein, the “Margin Loan Prepayment Date”). Dealer shall pay the Prepayment Amount Loan Portion (as defined in the Supplemental Confirmation) to the Facility Agent (as defined in the Term Margin Loan Agreement), to be distributed pro rata to each Lender, on the Prepayment Date, provided, however, that Dealer shall not be required to make such payment if, in Dealer’s reasonable judgment, the Lenders would not be required to release the full Number of Shares for the Transaction on the Margin Loan Prepayment Date pursuant to Clause 13.5(C) of the Term Margin Loan Agreement, including without limitation because Counterparty has not paid to the Lenders any deficiency between the Margin Loan Prepayment Amount and the VPF Margin Loan Prepayment Amount. The parties agree that Counterparty’s failure to deliver the Notice of Prepayment to each Lender by the Prepayment Notice Cutoff Date shall immediately constitute an Event of Default under the Agreement with respect to Counterparty.

(c) Counterparty covenants that it shall satisfy its obligations under the Softbank Floating Option by delivering Shares that had, prior to such delivery, served as collateral for the Term Margin Loan Agreement, the Other VPF Transaction, the Concurrent VPF Transaction entered into pursuant to the Prepaid Variable Share Forward Confirmation #1 and each of the Prior Forward Transactions before it delivers any Collateral Shares.

6.	Conditions to Effectiveness of the Master Confirmation. It shall be a condition precedent to the effectiveness of this Master Confirmation and any Transaction hereunder that:

(a) The Transaction Documents shall have been entered into by each of the parties thereto, and each such Transaction Document shall have become unconditional in accordance with its terms and be in full force and effect to the satisfaction of Dealer;

(b) All actions required under the Security Documents in order to create a valid, perfected, first priority security interest in the Collateral in favor of Dealer, subject to no prior, equal or junior security interest, lien, claim, charge or encumbrance, other than as contemplated by the Intercreditor Agreement, shall have been completed to the satisfaction of Dealer;

(c) Counterparty shall have caused to be delivered to Dealer an opinion of Sullivan & Cromwell, LLP in the form of Annex B hereto, with respect to the due authorization, execution and delivery by Counterparty of this Master Confirmation, the Supplemental Confirmation and the Security Documents;

(d) Counterparty shall have delivered a certificate of an authorized signatory of counterparty, in form and substance satisfactory to Dealer, confirming that (i) the transactions contemplated hereby would not cause any borrowing, security or similar limit binding on it to be exceeded; (ii) each Transaction Document, each copy relating to the documents specified in Section 6(e) and (f) herein and the specimen of the signature of each person authorized to sign and/or dispatch any document or notice under or in connection with the Security Documents is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Master Confirmation; and (iii) there is no impediment, other approval or consent required in relation to the creation, validity or enforcement of any security pursuant to the Security Documents to which it is a party;

(e) Counterparty shall have delivered to Dealer a copy of a resolution of the directors of Counterparty approving the terms of, and the transactions contemplated by, the Transaction Documents and resolving that it execute such documents;

(f) Counterparty shall have delivered to Dealer a certificate of incumbency of Counterparty dated not more than ten Business Days before the date hereof, in the form of Annex C hereto;

(g) the representations and warranties of Counterparty contained in the Transaction Documents (including as may be modified herein) shall be true and correct as of the date hereof;

(h) the Collateral Shares shall constitute “Eligible Shares” within the meaning of the Term Margin Loan Agreement;

(i) Counterparty shall have performed all of the covenants and obligations to be performed by Counterparty under the Transaction Documents (including as may be modified herein) on or prior to the date hereof; and

(j) Each of the “Dealers” under the Prior Forward Transactions shall have delivered a written consent to Dealer consenting to the entry into this Master Confirmation and the relevant Transaction.

Counterparty represents and warrants to Dealer that the conditions set forth in this Section 6 above will have been satisfied as of the Trade Date for the relevant Transaction.

7.

Sale of Additional Shares; Compliance with Manner of Sale Provisions: Dealer agrees with Counterparty that a person (“Broker”) registered as a broker and a dealer with the Securities and Exchange Commission (the “SEC”) shall sell a number of Shares equal to the Number of Shares for the Transaction in unsolicited “broker’s transactions” within the meaning of clauses (f) and (g) of Rule 144 under the Securities Act on behalf of Dealer pursuant to the terms of an agreement between Dealer and Broker.

8.	Collateral:

(a)

Counterparty represents that, on each date on which Counterparty delivers Collateral to or on which Dealer otherwise receives Collateral, Counterparty is the owner of all Collateral (or, in the case of financial assets from time to time credited to the Collateral Account, the beneficial owner thereof) free of any lien, security interest, charge, claim or other encumbrance other than any security interest of Dealer granted under the Security Documents and other than any Second Priority Liens (as defined in the Intercreditor Agreement) that are junior to the security interest of Dealer granted under the Security Documents on the terms set forth in the Intercreditor Agreement, and that the Collateral is, and upon any exercise by Dealer of its remedies under the Security Documents will be, free of any “Transfer Restriction,” other than “Existing Transfer Restrictions” (each as defined in the Term Margin Loan Agreement) (and, for the avoidance of doubt and without limitation of the foregoing, in the case of any Share included in the Collateral, such Share either (x) is not a “restricted security”, within the meaning of Rule 144(a)(3) under the Securities Act, or (y) was acquired by a SoftBank Group Entity from the Issuer, for which such SoftBank Group Entity made payment of the full purchase price, within the meaning of Rule 144(d)(1)(iii) under the Securities Act, at least one year prior to the date of this Master Confirmation and the “holding period” of Counterparty, as tacked onto the applicable SoftBank Group Entity’s holding period for such Share, determined in accordance with Rule 144 under the Securities Act, commenced no later than the date one year prior to the date of this Master Confirmation).

(b)

The Transaction Documents each constitute a Credit Support Document with respect to Counterparty. The Transactions shall be disregarded for purposes of determining Exposure under any Credit Support Annex between the parties and any Collateral delivered to or received by Dealer under the Transaction Documents shall constitute neither “Posted Collateral” nor an “Independent Amount” under any such Credit Support Annex.

(c)

Counterparty shall ensure at all times that a Collateral Event of Default shall not occur, and, in the case of a Collateral Event of Default contemplated by clause (A) of the definition thereof, shall pledge additional Collateral in a manner reasonably acceptable to Dealer (including with respect to applicable securities laws) as necessary to cause such requirement to be met. The occurrence of a Collateral Event of Default shall constitute an Event of Default under the Agreement with respect to Counterparty. “Collateral Event of Default” means, at any time following the close of business on the Margin Loan Prepayment Date, the occurrence of either of the following: (A) failure of the Collateral to include a number of Shares corresponding to at least the aggregate Number of Shares in respect of all Transactions then outstanding or (B) failure of the security interests granted under the Security Documents to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior security interest, lien, claim, charge or encumbrance under the laws of the State of New York other than as contemplated by the Intercreditor Agreement.

9.	Miscellaneous:

(a) Calculations on Early Termination and Set-Off. The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 9(a). Any amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 9(a) shall be effective to create a charge or other security interest. This Section 9(a) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(b) Acknowledgments.

(i) The parties hereto intend for:

(A) The Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto are entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 555 and 560 of the Bankruptcy Code.

(B) A party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” (as defined in the Bankruptcy Code).

(C) Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction to constitute “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant”, a “financial institution”, a “financial participant”, a “forward contract merchant” or a “swap participant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), 546(f), 546(g) and 546(j) of the Bankruptcy Code.

(D) All payments for, under or in connection with the Transaction and all payments for the Shares and the transfer of such Shares constitute “transfers” under a “swap agreement” and a “securities contract” defined in the Bankruptcy Code.

(E) All obligations under or in connection with the Transaction represent obligations in respect of “termination values”, “payment amounts” or “other transfer obligations” within the meaning of Section 362, 560 and 561 of the Bankruptcy Code.

(F) Each of the parties hereto to be a “swap participant” and “financial participant” within the meaning of Sections 101(53C) and 101(22A) of the Bankruptcy Code.

(ii) Counterparty acknowledges that:

(A) During the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(B) Dealer and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to the Transactions;

(C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in the Shares and such other securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price;

(D) Any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Settlement Price, each in a manner that may be adverse to Counterparty; and

(E) The Transaction is a derivative transaction with embedded optionality; Dealer or its affiliates may purchase and/or sell Shares for its own account (including through Broker) at an average price that may be greater than, or less than, the Settlement Price.

(c) Securities laws matters. The parties acknowledge that this Master Confirmation and the Transaction hereunder have been or will be executed in accordance with the Goldman, Sachs & Co., SEC Interpretive Letter (avail. Dec. 20, 1999) and the Bank of America Merrill Lynch, SEC Interpretive Letter (avail. Dec. 1, 2011) (collectively, the “Interpretive Letters”), and the parties intend this the Master Confirmation and any related Supplemental Confirmation constitute a “contract”, based on the Supplemental Confirmation, in each case as described in the Interpretive Letters.

(d) Transfer and Delegation.

(i) Notwithstanding anything to the contrary in the Transaction Documents, Dealer may transfer or assign without the consent of Counterparty its rights and obligations under the Transaction Documents, in whole or in part, to any affiliate of Dealer provided that (I) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that, as of the time of such transfer, no gross up, withholding obligation or indemnification obligation will apply in respect of any payment under any Transaction that would not have applied in the absence of such transfer, (II) no material adverse legal or regulatory consequence shall result to Dealer, Counterparty or the transferee as a result of such transfer and (III) either (A) the transferee has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (B) the transferee’s obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent. Dealer shall as soon as reasonably practicable notify Counterparty of such transfer or assignment. Dealer may not transfer or assign its rights and obligations hereunder to any other third party without the consent of Counterparty. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or the Supplemental Confirmation, Counterparty may not transfer or assign its rights and obligations under any Transaction Document, in whole or in part, without the consent of Dealer.

(ii) Notwithstanding any other provision in the Transaction documents to the contrary requiring or allowing Dealer to purchase, sell, receive, or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction hereunder, and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(e) Rule 10b5-1. Counterparty represents, warrants and covenants to Dealer that:

(i) Counterparty is entering into this Master Confirmation, the Supplemental Confirmation and the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1, and the Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(ii) Counterparty acknowledges and agrees that it has no right to, and will not seek to, control or influence Dealer’s (or Broker’s on Dealer’s behalf) decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction entered into under this Master Confirmation, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and the Supplemental Confirmation under Rule 10b5-1.

(iii) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation and the Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding the Shares and/or Issuer.

(f) Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating the Close-out Amount pursuant to Section 6 of the Agreement Dealer may (but need not) determine losses or gains without reference to actual losses or gains incurred but based on expected losses or gains assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) “risk bid”, “volume weighted” valuations or “private placement” discounts used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, except as otherwise provided herein, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.

(g) Right to Extend. Dealer may postpone the Valuation Date for the Transaction (in which event the Calculation Agent may make appropriate adjustments to the Transaction) if it determines, in its commercially reasonable judgment based on the advice of counsel in the case of clause (ii), that (i) such postponement is necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the relevant market or (ii) to enable Dealer or one of its affiliates to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in compliance with any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); provided that any such voluntarily adopted policies or procedures have been adopted by Dealer in good faith and are generally applicable to transactions of the same type as the Transaction and applied in a consistent and non-discriminatory manner).

(h) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or the Supplemental Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares or other rights, or be entitled to vote or exercise its remedies with respect to any Collateral Shares, to the extent (but only to the extent) that, (i) immediately upon giving effect to such receipt of such Shares or other rights or such vote or exercise of remedies, as applicable, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any affiliate of Dealer and any other persons or persons controlled by Dealer, including holdings of Shares relating to the Transaction or under any other transactions related to the Shares between Dealer and Counterparty or Dealer and any other person who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Underlying Shares (collectively, “Dealer Group”), would be equal to or greater than 4.9% of the outstanding Underlying Shares, (ii) the receipt of such Shares or other rights or such vote or exercise of remedies would require prior regulatory approval by a foreign, local, state or federal regulator and such approval has not been received, or the receipt of such Shares would otherwise be prohibited under any local, state or federal bank holding company or banking laws, regulations or regulatory orders or organizational documents or contracts of Issuer applicable to ownership of Shares, as determined by Dealer (“Applicable Restrictions”), or (iii) the receipt of such Shares or other rights or such vote or exercise of remedies would cause Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer under any Applicable Restriction to be subject to any reporting or registration obligation or requirement under any Applicable Restriction (each such condition described in clauses (i), (ii) or (iii), an “Excess Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives written notice to Counterparty that such delivery would not result in the existence of an Excess Ownership Position, it being understood that any such delays in delivery to Dealer shall not, to the extent of such delay, give rise to any rights to adjust the terms of any Transaction in addition to those set forth in this Master Confirmation, the Supplemental Confirmation, the Agreement or the Equity Definitions. Provided Counterparty has complied with its obligations under this Section 9(h), or would have complied with such delivery obligation but for any failure by Dealer to effectuate the application of Shares to such obligation pursuant to terms of the Security Agreement, (X) the existence or occurrence, as to Dealer or any affiliate thereof, of an Excess Ownership Position shall not be deemed to result in, or to be, an Event of Default with respect to which Counterparty is the Defaulting Party, or a Termination Event or an Early Termination Date with respect to which Counterparty is the Affected Party and (Y) no Excess Ownership Position shall result in exercise of remedies, application of rights or liquidation of Collateral Shares.

(i) Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

(j) General Obligations Law of New York.

(i) Counterparty accepts and agrees to be bound by the contractual terms and conditions as set forth in the Supplemental Confirmation.

(ii) Counterparty and Dealer agree and acknowledge that (W) the Transaction contemplated by this Master Confirmation and the Supplemental Confirmation will be entered into in reliance on the fact that this Master Confirmation and the Supplemental Confirmation form a single agreement between Counterparty and Dealer, and Dealer would not otherwise enter into such Transaction, (X) this Master Confirmation, together with the Supplemental Confirmation, are a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (Y) the Supplemental Confirmation, regardless of whether the Supplemental Confirmation is transmitted electronically or otherwise, constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (Z) this Master Confirmation and the Supplemental Confirmation constitute a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and the Supplemental Confirmation.

(iii) Counterparty and Dealer further agree and acknowledge that this Master Confirmation, together with the Supplemental Confirmation and the related Trade Notification, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

(k) Severability; Illegality. If compliance by either party with any provision of the Transaction hereunder would be unenforceable or illegal, (x) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (y) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(l) Third Party Rights. This Master Confirmation and the Supplemental Confirmation are not intended and shall not be construed to create any rights in any person other than Counterparty, Dealer and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and Dealer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(m) Waiver of Rights. Any provision of this Master Confirmation and the Supplemental Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(n) GOVERNING LAW. THIS MASTER CONFIRMATION, THE SUPPLEMENTAL CONFIRMATION AND THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CHOICE OF LAW RULES THEREOF EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORM WITH RESPECT TO, THESE COURTS.

(o) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION OR THE TRANSACTION CONTEMPLATED HEREBY.

(p) Notices. Unless otherwise specified, notices with respect to the Agreement or the Transaction may be made by telephone, to be confirmed in writing to the address below. In addition, any notices under the Agreement or with respect to the Transaction may, notwithstanding anything to the contrary in Section 12 of the Agreement, be given by e-mail. Changes to this paragraph must be made in writing.

(i) If to Counterparty:

Delaware Project 6 L.L.C.

Attention: Stephen Lam and Sarah Taylor

E-mail: sbgrp-legalnotice@g.softbank.co.jp; sbgi-legal@softbank.com with a copy (which shall be required to constitute notice) to:

SoftBank Group International

1 Circle Star Way, 4th Floor

San Carlos, California 94070, U.S.A.

Attn: SBGI Legal

Email: SBGI-corporate@softbank.com; SBGRP-cm@g.softbank.co.jp

(ii) If to Dealer:

[_________]

[_________]

[_________]

Attention: [_________]

Telephone: [_________]

Email: [_________]

with a copy to:

[_________]

[_________]

[_________]

Attn: [_________]

Telephone: [_________]

Email: [_________]

10. Taxes, Foreign Account Tax Compliance Act and HIRE Act.

(a) For purposes of Section 3(f) of the Agreement, Counterparty makes the following representations: (A) It is a “non-U.S. branch of a foreign person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes and no payment received or to be received by Counterparty under the Agreement will be effectively connected with the conduct of a trade or business by Counterparty in the United States, (B) Counterparty is not a tax resident in any non-U.S. jurisdiction, is an entity disregarded from its owner for U.S. federal income tax purposes, and is a “foreign person” as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations, (C) the Issuer has not been a USRPHC during the FIRPTA Period and (D) the Shares are regularly traded on an established securities market within the meaning of Section 897 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the United States Treasury Regulations thereunder. For purposes of this paragraph, “USRPHC” shall mean any entity that is a “United States real property holding corporation” under Section 897 of the Code and the United States Treasury Regulations thereunder; and “FIRPTA Period” shall mean the period beginning five years prior to Trade Date and ending on the Trade Date. Counterparty covenants that it will inform Dealer in writing if the Issuer ever becomes a USRPHC during the term of the applicable Share Forward Transaction. Counterparty understands and acknowledges that Dealer will rely on the accuracy of the representations and covenants provided above, and that Dealer shall determine in its good faith discretion whether any withholding is required under Section 1445 of the Code and the United States Treasury Regulations thereunder in respect of any payments that are made in respect of a Share Forward Transaction. Counterparty covenants that it will inform Dealer in writing if any of the representations or covenants above are no longer accurate during the term of the applicable Share Forward Transaction.

(b) For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees:

(i) to deliver to Dealer, on behalf of its regarded owner, one duly executed and completed United States Internal Revenue Service Form W-8BEN-E (or successor thereto) upon execution of this Master Confirmation and shall provide a new form promptly (x) upon reasonable request of Dealer or (y) in the event any form previously provided has expired, become obsolete, invalid or incorrect; and

(ii) if, upon an Event of Default, the Shares have ceased to be regularly traded on a domestic established securities market for purposes of United States Treasury Regulations § 1.1445-2(c)(2), (x) Counterparty shall (A) request from the Issuer upon the date of that Event of Default a statement issued pursuant to United States Treasury Regulations §1.897-2(g)(1)(ii) that the Shares are not a U.S. real property interest for U.S. federal income tax purposes (such statement, a “FIRPTA Certificate”) and (B) request a new FIRPTA Certificate every 30 days until such Event of Default is no longer continuing and (y) Counterparty shall promptly deliver to Dealer any FIRPTA Certificate received from the Issuer.

(c) The term “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(d) The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by the International Swaps and Derivatives Association, Inc. and as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”) shall apply to the Agreement as if the parties had adhered to the 871(m) Protocol as of the date hereof. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol.

11.

U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Dealer shall be deemed a Regulated Entity and Counterparty shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

12.	[Reserved].

13.

Transaction Reporting—Consent for Disclosure of Information. Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

1.

to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of the Transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of the Transaction and similar information issued by any relevant authority or body or agency (the “Reporting Requirements”); or

2.

to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction.

This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Master Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

14.

Electronic Signature. Each party acknowledges and agrees that it may execute this Master Confirmation or any Supplemental Confirmation and any variation or amendment to the same, by electronic instrument. Each party agrees that its electronic signature appearing on the document shall have the same effect as a handwritten signature and its use of an electronic signature on this Master Confirmation or a Supplemental Confirmation shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Master Confirmation or a Supplemental Confirmation and evidencing that party’s intention to be bound by the terms and conditions contained herein or therein. Each party represents and warrants that it has the authority to enter into this Master Confirmation and any Supplemental Confirmation using an electronic signature and is not prevented from doing so pursuant to its constitutional documents, corporate authorities, internal requirements or otherwise.

15.	[Reserved].

16.

Additional Provisions. Dealer acknowledges that Counterparty intends to lend or distribute a portion of the Prepayment Amount to a SoftBank Group Entity and Counterparty shall not be restricted in lending or distributing any such amount so long as Counterparty complies with its Limited Liability Company Agreement and the laws of the State of Delaware in respect of any such transaction.

17.	[Reserved].

18.	Confidentiality.

(a) Notwithstanding anything to the contrary herein or in the Agreement, Dealer and Counterparty agree that Counterparty and Counterparty’s employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of any Transaction hereunder and all analyses that have been provided to Counterparty relating to such tax treatment and tax structure.

(b) Subject to Section 18(a) of this Master Confirmation, each party (a “Recipient”) hereby agrees to maintain the confidentiality of the Confidential Information (as defined below) pursuant to the requirements hereof in accordance with Dealer’s customary procedures for handling confidential information of such nature, except that Confidential Information may be used or disclosed, (i) to perform its obligations, or in connection with an exercise of remedies, hereunder, including disclosure by the Recipient to its affiliates, officers, directors, employees, agents, accountants, attorneys and other parties who have a need to know the Confidential Information in connection with such purposes, (ii) as required by law or regulation, (iii) in connection with any legal process or to prosecute or defend a claim brought by or against the Recipient, (iv) to the Recipient’s regulatory examiners, (v) as necessary or advisable in order to effectuate any bona fide hedging transaction and (vi) to any prospective assignee of the Transaction. Without prejudice to the generality of the foregoing and subject to Section 18(a) of this Master Confirmation, each party hereto will treat as Confidential Information all the commercial and financial terms of each Transaction set out in this Master Confirmation and the Transaction Documents. The obligations of a Recipient in respect of Confidential Information will remain in effect until 12 months from the Termination Date, Cancellation Date or Cash Settlement Payment Date with respect to the Transaction. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 18(b) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

“Confidential Information” means all information provided by the Disclosing Party or any of its affiliates to the Recipient in connection with the Transaction, other than any such information which (i) was or becomes generally available to the public (other than by breach of this Section 18(b) by the Recipient or its affiliates or as a result of any other breach of a confidentiality obligation owed to the Disclosing Party or its affiliates that ought reasonably be known or apparent to the Recipient), (ii) was or becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party provided that such source is not, to the knowledge of the Recipient, itself bound by a confidentiality agreement with the Disclosing Party, or (iii) was in the Recipient’s possession without any obligation of confidentiality prior to its disclosure by the Disclosing Party or is developed by the Recipient independently or (iv) constitutes material non-public information with respect to the Issuer or the Shares.

[Remainder of page intentionally left blank.]

Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction hereunder, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

DELAWARE PROJECT 6 L.L.C.

By:
Name:
Title:

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Delaware Project 6 L.L.C.

From:	[Dealer]

Ref. No:	[Insert Reference Number]

Date:	[ ]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [            ] (“Dealer”) and Delaware Project 6 L.L.C. (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation #2 dated as of March 21, 2022 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Maximum Number of Shares:	[ ]

Hedge Period:	The period commencing on the Hedge Period Start Date and ending on the earlier of (i) the Scheduled Trading Day on which Broker finishes establishing Dealer’s initial Hedge Positions in respect of the Maximum Number of Shares; and (ii) the Cutoff Date (such earlier date, the “Hedge Completion Date”).

No later than 5:00 p.m. on the Exchange Business Day following the Hedge Completion Date, Dealer shall notify Counterparty of the terms of the Transaction (the “Transaction Notification”), including: the Hedge Completion Date, the Number of Shares (if reduced), the Initial Share Price, the Prepayment Amount, the Forward Floor Price and the Forward Cap Price. The Hedge Execution Conditions shall apply to the sales of Shares by Broker, on Dealer’s behalf, during the Hedge Period. If the Hedge Completion Date is the Cutoff Date, the Prepayment Amount and the Number of Shares shall be provided to Counterparty, either directly or as part of the Transaction Notification, no later than 6:00 p.m. New York time on the Cutoff Date.

Hedge Period Start Date:	[ ]

Cutoff Date:	[ ]

Number of Shares:	(i) If Dealer or its affiliates have established an initial Hedge Position in respect of the Maximum Number of Shares, the Maximum Number of Shares; and

(ii) Otherwise, the number of Shares for which Dealer or its affiliates has established its initial Hedge Positions during the Hedge Period.

Initial Share Price:	The volume weighted average price per Share at which Broker, on Dealer’s behalf, established Dealer’s initial Hedge Positions in respect of the Transaction on each day during the Hedge Period by selling Shares in transactions conforming to the volume and manner-of-sale conditions described in paragraphs (e), (f) and (g) of Rule 144 under the Securities Act at such times and in such amounts as are determined in the exercise of Dealer’s commercially reasonable discretion, subject to the Hedge Execution Conditions.

Hedge Execution Conditions:	[ ]

Target VWAP Price:	For any Scheduled Trading Day, the volume-weighted average price at which the Shares trade for the regular trading session (including any extensions thereof) of the Exchange on such Scheduled Trading Day (without regard to pre-open or after hours trading outside of such regular trading session for such Scheduled Trading Day), as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session) on Bloomberg page “TMUS <US.Equity> AQR” (or any successor thereto), or if such price is not so reported on such Scheduled Trading Day for any reason or is manifestly erroneous, as determined by the Calculation Agent in good faith, using other commercially reasonable means.

Daily Percentage Target:	With respect to any Exchange Business Day, [ ]%.

Prepayment Amount:	An amount in USD equal to (a) the lesser of (i) USD [ ] and (ii) the Prepayment Percentage of the Initial Share Price multiplied by (b) the Number of Shares.

Aggregate Prepayment Amount:	The Prepayment Amount taken together with the prepayment amounts under the Other VPF Confirmation and the Concurrent VPF Transactions. Counterparty shall notify Dealer of the Agggregte Prepayment Amount no later than 8:00 p.m. New York time on the Cutoff Date.

Margin Loan Prepayment Amount:	The aggregate amount required to be paid to the Lenders pursuant to the Notice of Prepayment on the Margin Loan Prepayment Date. Counterparty shall notify Dealer of the Margin Loan Prepayment Amount no later than 8:00 p.m. New York time on the Cutoff Date.

VPF Margin Loan Prepayment Amount:	The lesser of the Aggregate Prepayment Amount and the Margin Loan Prepayment Amount.

Prepayment Amount Loan Portion:	Dealer’s pro rata portion (determined by reference to the proportion of the Aggregate Prepayment Amount represented by the Prepayment Amount) of the VPF Margin Loan Prepayment Amount.

Prepayment Amount Counterparty Portion:	An amount, equal to the greater of (i) the Prepayment Amount minus the Prepayment Amount Loan Portion and (ii) zero. If the Prepayment Amount Counterparty Portion is greater than zero, Dealer shall pay the Prepayment Amount Counterparty Portion to Counterparty as soon as reasonably practicable following its payment of the Prepayment Amount

Loan Portion on the Prepayment Date and its receipt of the full Number of Shares for each Transaction hereunder as Collateral Shares, subject in all cases to the satisfaction of the conditions set forth in the Master Confirmation, including Section 5(b)(xxx) thereof; provided that, if Dealer receives the full Number of Shares for each Transaction hereunder as Collateral Shares prior to 2:00 p.m. New York time on the Prepayment Date, Dealer shall pay the Prepayment Amount Counterparty Portion to Counterparty on the Prepayment Date.

Prepayment Percentage:	[ ]%

Prepayment Notice Cutoff Date:	[ ]

Prepayment Date:	Subject to Section 5(b)(xxx) of the Master Confirmation, the later of (i) the Margin Loan Prepayment Date and (ii) the Currency Business Day following the date on which all of the conditions specified in the Master Confirmation are satisfied or waived by Dealer in writing.

Forward Floor Price:	An amount per Share in USD equal to [ ]% of the Initial Share Price.

Forward Cap Price:	An amount per Share in USD equal to [ ]% of the Initial Share Price; provided that if the Prepayment Amount is calculated using clause (a)(i) of the definition thereof (i.e., because clause (a)(i) is less than clause (a)(ii)), the Calculation Agent shall increase the Forward Cap Price utilizing a methodology and market parameters consistent with those that were used to determine the Prepayment Percentage to account for the additional amount that would have otherwise been prepaid if the Prepayment Amount had been calculated using clause (a)(ii) of the definition thereof.

Initial Stock Loan Rate:	[ ] basis points per annum

3. Counterparty represents, warrants and covenants to Dealer that:

(a) Counterparty is entering into this Supplemental Confirmation in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction entered into under this Supplemental Confirmation (including, without limitation, the sale by Dealer or its affiliate into the public market in unsolicited brokerage transactions a number of Shares equal to the Number of Shares in connection with the establishment of Dealer’s initial Hedge Positions with respect to the Transaction) complies with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b) Counterparty acknowledges and agrees that it has no right to, and will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction entered into under this Supplemental Confirmation, including, without limitation, Dealer’s or its affiliate’s establishment of its initial Hedge Positions with respect to the Transaction.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and no such amendment, modification or waiver shall be made at any time at which

Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding the Shares and/or Issuer.

Counterparty hereby agrees (i) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

[DEALER]

By:
Name:
Title:

Agreed and Accepted By:

DELAWARE PROJECT 6 L.L.C.

Name:
Title:

SCHEDULE B

APPLICABLE PERCENTAGE

[_________]

ANNEX A

Form 144

ANNEX B

Opinion of Sullivan & Cromwell LLP

ANNEX C

Certificate of Incumbency